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                                                                   EXHIBIT 99.7

                     SPECIAL NOTICE TO ELIGIBLE LYNCH CORPORATION
                    SHAREHOLDERS WHOSE ADDRESSES ARE IN THE STATES
                   OF MINNESOTA, ______________ OR ______________



Dear Lynch Corporation Shareholder:

     Enclosed you will find materials relating to the offering (the "Rights Offering") by M-tron Industries, Inc. ("M-tron"), an indirect, wholly-owned subsidiary of Lynch Corporation ("Lynch"), to holders of record of Lynch's common stock as of the close of business _____________, 2000 (the "Record Date"), of transferable rights ("Rights") to purchase shares of M-tron's Class A common stock, par value $0.01 per share (the "Common Shares"). As an eligible Lynch shareholder, you will receive one Right for each share of Lynch common stock held on the Record Date. Each 1.5 Rights entitles the holder thereof to subscribe for and purchase from M-tron one Common Share at a subscription price of $5.00 per share, provided that such holder is not located outside of the United States or within certain states in the United States (the "Excluded Locations").

     Because you are located in an Excluded Location, we will not sell Common Shares to you. You may, however, transfer your Rights if you wish to do so. Please note that if you transfer your Rights to a person or entity located in an Excluded Location, we will not sell Common Shares to such person or entity.

     If you wish to transfer any or all of your Rights, you must so instruct American Stock Transfer & Trust Company, the Subscription Agent, by completing, executing and returning to the Subscription Agent the Excluded Holder Transfer Form below by 5:00p.m., Eastern Standard Time in the United States, on ____________________, 2000, unless extended). Rights not exercised by such time will expire without value.

     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE SUBSCRIPTION AGENT, AT (___) ___-____.